Exhibit 5.2

[Letterhead of Shuttleworth & Ingersoll, P.L.C.]

October 1, 2009

Board of Directors

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 2004

Ladies and Gentlemen:

We have acted as special counsel to the Iowa corporations and the Iowa limited liability company set forth on Exhibit A attached hereto (each an “Iowa Guarantor” and collectively, the “Iowa Guarantors”) in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed by PAETEC Holding Corp., a Delaware corporation (the “Company”), and by each of the Company’s direct and indirect subsidiaries named therein (each a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the proposed offering of $350,000,000 in aggregate principal amount of 8 7/8% Senior Secured Notes due 2017 of the Company (the “Exchange Notes”) in exchange for up to $350,000,000 in aggregate principal amount of 8 7/8% Senior Secured Notes due 2017 of the Company outstanding as of the date hereof (the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be issued by the Guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of June 29, 2009 (the “Indenture”), by and among the Company, the Guarantors named therein and The Bank of New York Mellon, as trustee.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original

October 1, 2009

PAETEC Holding Corp. and Hogan & Hartson L.L.P

documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of such documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of Iowa, including the Iowa Business Corporation Act (the “IBCA”) and the Iowa Limited Liability Company Act (the “ILLCA”).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.    Each Iowa Guarantor is, as applicable, validly existing as a corporation or a limited liability company under the IBCA or the ILLCA, as applicable.

2.    Each Iowa Guarantor had as of the date of the Indenture and has as of the date hereof the corporate power or limited liability company power, as applicable, to execute, deliver and perform its obligations under the Indenture.

3.    The Indenture has been duly authorized, executed and delivered by each Iowa Guarantor under the IBCA or the ILLCA, as applicable.

The opinions expressed above are solely for the benefit of the named addressees hereof. No other person may rely on the opinions expressed above for any other purpose or in any other context, except that Hogan & Hartson L.L.P. may rely on such opinions solely for the purposes described below. This opinion letter may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein, including but not limited to any opinion as to federal or state taxation, banking, securities or “blue sky” laws or regulations.

We hereby consent to Hogan & Hartson L.L.P.’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees filed as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. We also consent to your filing of this opinion letter as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Linda M. Kirsch, Vice President

SHUTTLEWORTH & INGERSOLL, P.L.C.

EXHIBIT A

Iowa Guarantors

McLeodUSA Telecommunications Services, Inc.

McLeodUSA Network Services, Inc.

McLeodUSA Purchasing, L.L.C.